[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit 4.4

DATED 12th October 2017

(1)   OXFORD UNIVERSITY INNOVATION LIMITED

and

(2)   NIGHTSTARX LIMITED

LICENCE OF TECHNOLOGY

(OUI PROJECT No.[*])

ABCA4 Stargardts disease program

[*] = CONFIDENTIAL TREATMENT REQUESTED

THIS AGREEMENT is made on the 12th day of October 2017 ("Effective Date")

BETWEEN:

(1)	OXFORD UNIVERSITY INNOVATION LIMITED (formerly ISIS Innovation Limited) (Company No. 2199542) whose registered office is at University Offices, Wellington Square, Oxford OX1 2JD, England (OUI); and
(2)	Nightstarx Limited (Company Registration No. 08551822), whose registered office is Gibbs Building, 215 Euston Road, London, NW1 2BE UK together with its Affiliates (the “Licensee”).

BACKGROUND:

•	OUI is a technology transfer company wholly-owned by the University of Oxford.
•	Licensee is a private biopharmaceutical company focused on the development of therapies for inherited retinal dystrophies.
•

Licensee and Licensor are already subject to an agreement for the licence of certain gene therapy technology relating to choroideremia (OUI project no. 7126) dated 13 November 2013, as amended (“Original Licence”) and five further programmes relating to RPGR therapy, Best’s disease, [*], [*], [*] (OUI project no’s [*], [*], [*], [*] and [*] respectively) dated 3rd November 2015 (“Further Licences”).

•	Licensee wishes to acquire a licence to the Licensed Technology, on the terms of this agreement.

AGREEMENT:

1.	Interpretation

In this agreement (including its Schedules), any reference to a "clause" or "Schedule" is a reference to a clause of this agreement or a schedule to this agreement, as the case may be.  Words and expressions used in this agreement have the meaning set out in Schedule 1 and Schedule 2.

2.	Grant Of Licence
2.1

In consideration of the payments required to be made under this agreement by the Licensee, OUI hereby grants to the Licensee a licence throughout the Territory under and in respect of the Licensed Technology to develop, have developed, train, have trained, research, have researched, make, have made, import, have imported, use and have used and Market Licensed Products in the Field on and subject to the terms and conditions of this agreement.

2.2

Subject to clause 4, the Licence is (i) exclusive in relation to the Application and the Exclusive Licensed Know-how; and (ii) non-exclusive in respect of all Licensed Know-how that is not Exclusive Licensed Know-how.  Subject to Clauses 4 and 7, OUI retains unrestricted rights to use and license others to use and license the Licensed Technology outside the Field.

2.3	At the execution date of this agreement, OUI will, at OUI’s cost,
a.

supply the Licensee with the Licensed Know-how comprising the Tier 1 documents, materials, and specified know-how (information associated with the documents, protocols, and materials) and shall thereafter take reasonable steps to promptly supply the remaining Licensed Know-how including, but not limited to, the Tier 2 documents identified in Schedule 2, provided in each case that

[*] = CONFIDENTIAL TREATMENT REQUESTED

such documents are in the possession of OUI or the University and readily available to be supplied.
b.	use reasonable endeavours to facilitate the supply of the samples by the University under the terms of the Material Transfer Agreement.
2.4	Subject to clause 2.5 below except in relation to sub-licenses to Affiliates, the Licensee may grant sub-licences (through multiple tiers) under the Licence, provided that:
(a)

the sub-licensee has obligations to the Licensee commensurate with those which the Licensee has to OUI under this agreement, except where it is not legally possible to include such obligations in the sub-licence; and

(b)

promptly following the grant of each sub-licence, the Licensee provides a certified copy of that sub-licence (redacted to exclude the financial terms or commercialisation plans to the extent necessary to reflect any obligations of confidentiality owed to the sub-licensee and any other terms relating to technology or other matters not licensed under or concerning this agreement) to OUI; and

(c)

upon termination of the Licence (or part thereof in respect of one or more countries) all sub-licences granted under the Licence (either for the whole territory where the Licence is terminated, or for those countries where the Licence is terminated only in respect of certain countries) shall automatically terminate.

2.5

Licensee shall be entitled to sub-license any of the rights under the Licence through multiple tiers and without restriction save that (i) no sub-licence may be granted to a [*] without Licensor’s prior written consent; and (ii) OUI shall have a right to object to the grant of a sub-licence under the Licence by Licensee to other third parties solely in the following specific circumstances:

2.5.1

OUI may only object in respect of a proposed sub-licensee if, due to the nature of that proposed sub-licensee’s business, the grant of the sub-licence to that entity will, in the reasonable and measured opinion of OUI, have a material detrimental impact on the reputation of the University by its association; and

2.5.2

if the circumstances in Clause 2.5.1 apply, OUI shall only have the right to object provided that it serves written notice of its objection setting out the grounds for its objection within ten (10) days of written notice from Licensee of the identity of the proposed sub-licensee.

2.6

If OUI has objected to the grant of a sub-licence in accordance with Clause 2.5.2, Licensee may either accept that objection and not grant (or terminate) the sub-licence or if it disputes the objection the following shall apply:

2.6.1

OUI shall procure that representatives from OUI and the University shall meet with Licensee within ten (10) days of the objection to enable OUI, Licensee and the University to discuss the proposed sub-licence and the reasons for the perceived risk that an association will have a material detrimental impact on the University’s reputation and, in good faith, seek ways in which to overcome or mitigate such risk to a pragmatic and reasonably acceptable position;

2.6.2

if OUI agrees that the risk is acceptable or OUI and Licensee agree on any conditions to include in a sub-licence to avert or mitigate the risk then Licensee shall be entitled to grant (or maintain) the sub-licence subject to any agreement reached between OUI and Licensee;

2.6.3

if within ten (10) days of the objection, (i) OUI and Licensee are unable to reach an agreement and Licensee still wishes to grant (or maintain) a sub-licence or (ii) representatives of OUI and the University do not or are unable to meet with Licensee; then Licensee shall be entitled to refer the objection to a person nominated by the chairman of the Wellcome Trust to the

[*] = CONFIDENTIAL TREATMENT REQUESTED

determination identified below (the “Appointed Expert”).  The nomination shall be subject to the Appointed Expert agreeing to be so appointed and the terms of that appointment set by the Wellcome Trust.  The costs of the Appointed Expert shall be borne by [*].  The Appointed Expert shall be entitled to consider any information presented to the Appointed Expert by OUI or Licensee (provided that each party shall copy to the other party all information provided to the Appointed Expert at the same time) and any other information that the Appointed Expert may consider relevant.  The Appointed Expert shall make his or her decision as expert and not as arbiter, and the decision of the Appointed Expert shall be final and binding save in the case of manifest error.  If, in the Appointed Expert’s opinion the Appointed Expert considers the grant of a sub-licence to the third party objected to by OUI will, by virtue of the nature of the business of that third-party entity, be materially detrimental to the reputation of the University, then Licensee shall not grant (or shall terminate) such sub-licence.  In all other circumstances, irrespective of any objection by OUI or the University, Licensee shall be entitled to grant (or maintain) the sub-licence without restriction or condition.  OUI and Licensee hereby irrevocably agree, accept and acknowledge that neither the Wellcome Trust, the Chairman of the Wellcome Trust nor the Appointed Expert shall have any liability to OUI or Licensee (or any third party or any other person) by virtue of the provisions of this Clause or exercise of decisions pursuant this Clause, and OUI and Licensee hereby undertake not to make or bring any claim against any of the Wellcome Trust, the Chairman of the Wellcome Trust or the Appointed Expert with respect to performance in connection with the foregoing or this Agreement.

3.	Improvements
3.1	The Licence in clause 2 shall include an exclusive licence within the Field to all of Inventor Improvements.
3.2	The Licensee acknowledges and agrees that all Intellectual Property Rights in Inventor Improvements belong to OUI.
3.3	OUI acknowledges and agrees that all Intellectual Property Rights in any development of the Licensed Technology made by the Licensee, including the Licensee’s Improvements, belong to the Licensee.
3.4	Licensor shall, from time to time as appropriate keep Licensee reasonably informed of any and all Inventor Improvements.
3.5

If the Licence is terminated prior to its expiry, Licensee shall provide reasonable notification to Licensor of Licensee Improvements and Licensor shall have the right, to be exercised within the later of [*] of the date of termination of this agreement or the said notification to OUI, to a non-exclusive licence to use and commercialise the Licensee’s Improvements on fair and reasonable terms to be agreed.

4.	Rights Re Non-Commercial Use and Academic Publication
4.1

The Licensee grants OUI an irrevocable, perpetual, royalty-free licence to grant the University and those persons who at any time work or have worked on the Licensed Technology the licence set out in clause 4.2. OUI will request that the University notifies the Licensee if any use of the Licensed Technology in clause 4.2 is made in the Field in accordance with clause 4.2.

4.2

OUI has granted, to the University and those University Personnel who at any time work or have worked on the Licensed Technology a non-transferable, irrevocable, perpetual, royalty-free licence (without the right to sub-licence) to use and publish the Licensed Technology for Non-Commercial Use.

4.3	OUI will ask the University to give to the Licensee an outline of any material related to the Licensed Technology intended for publication. The Licensee may request that

[*] = CONFIDENTIAL TREATMENT REQUESTED

publication be delayed for a period no longer than [*] (or no longer than [*] if agreed by Licensor) from the date of notification if such delay is necessary in order to protect the Licensed Technology.   If no request for delay is received within 30 days of the date of notification, the University will be free to assume that the Licensee has no objection to the proposed publication.

5	Filing and Maintenance
5.1	The Licensee’s contribution to the patent costs of the Application incurred by OUI prior to the parties entering into this agreement is included as part of the Signing Fee.
5.2

OUI shall keep the Licensee promptly and fully informed of the prosecution, status and official correspondence received in connection with the maintenance, prosecution and renewal of the Application.  OUI shall appoint external patent attorneys for the prosecution, maintenance and renewal of the Application in consultation and agreement with the Licensee. The Licensee shall provide its comments on any patent actions that materially affect the Application in a timely manner, giving due consideration to patent office deadlines associated with such actions. OUI will, in consultation with the Licensee, and giving reasonable consideration to the views of the Licensee take all reasonable endeavours to prosecute, maintain, and renew the Application throughout the duration of this Licence Agreement to obtain the scope of protection most reasonably possible having regard to the Licensee’s views in the consultation.  The Licensee will, within thirty (30) Business Days of receiving an invoice from OUI, reimburse OUI for all external lawyers and patent attorney fees costs and disbursements (including those incurred in opposition proceedings before the European Patent Office or in ex parte re-examination or inter partes review proceedings in the United States Patent and Trademark Office (“USPTO”) or any similar proceedings before any patent office challenging the grant or validity of the Application) (having regard to the Licensee’s requests during consultations on prosecution) incurred in respect of the prosecution, maintenance or renewal of the Application.

5.3

Where the Application is prosecuted in the USPTO and the Licensee is a small business concern as defined under the US Small Business Act (15USC632) OUI intends to pay reduced USPTO patent fees under US patent law 35USC 41(h)(1).  The Licensee will notify OUI as soon as reasonably possible if it or a sub-licensee ceases to be a small business concern as defined under the US Small Business Act (15USC632) or becomes aware of any other reason why it would not qualify for reduced USPTO patent fees under US patent law 35USC 41(h)(1).

5.4

The Licensee shall inform OUI not less than [*] in advance of the National Phase filing deadline (noted in Schedule 2) of the territories within the scope of the PCT that it wishes to be covered in the National Phase of the Application but which shall as a minimum include those of the Key Territories (which, in respect of the European territory may be covered by a European patent) where the claimed invention of the original Application is reasonably considered by the Licensee (based on patent attorney advice) to be granted and patentable subject matter pursuant to local patent laws. In the event that the Licensee does not give the advance notice, OUI shall then be entitled to proceed with filing the applications [*] in up to [*] territories (with a European Patent classified as one territory) as it may in its sole discretion decide.  Where notice is given by the Licensee, OUI shall instruct the prosecuting patent attorneys to enter the Application into the National Phase for each identified territory, and Licensee shall only be responsible for the prosecution, maintenance and renewal fees for those notified territories.

5.5

The Licensee shall be entitled to remove any one or more of the countries from the list of territories provided by the Licensee under clause 5.4 at any time by giving not less than [*] notice to OUI.  If the Application is proceeding under the PCT then such notice may not be given any earlier than the date for commencement of the National Phase filing. For the avoidance of doubt the Licensee shall remain liable for the costs mentioned in clause 5.2 that arise or are incurred by OUI during the said notice period in respect of the countries being removed.  However, after expiry of the [*] period, if Licensor continues to maintain the prosecution, maintenance or renewal of the

[*] = CONFIDENTIAL TREATMENT REQUESTED

Application in those countries notified by Licensee, such costs shall be at [*] cost and expense.
6.	Infringement
6.1	Each party will notify the other in writing of any unauthorised use, misappropriation or infringement of any rights in the Licensed Technology of which the party becomes aware.
6.2

The Licensee has the first right (but is not obliged) to take legal action at its own cost against any unauthorised use, misappropriation or infringement of any rights (including any contractual restrictions) concerning or included in the Licensed Technology in the Field.  The Licensee must discuss any proposed legal action with OUI prior to the legal action being commenced, and take reasonable due account of the legitimate interests of OUI in the action it takes.  OUI hereby agrees to co-operate to the extent reasonably required by the Licensee in the enforcement of such rights and the Licensee shall reimburse to OUI all reasonable external fees, costs and expenses of OUI in connection with such co-operation.

6.3	If the Licensee takes legal action under clause 6.2, the Licensee will:
(a)

indemnify and hold OUI and the University harmless against all costs (including lawyers’ and patent agents’ fees and expenses), claims, demands and liabilities arising out of or consequent upon such enforcement activities and will settle any invoice received from OUI in respect of such costs, claims, demands and liabilities indemnified hereunder within thirty (30) Business Days of receipt; and

(b)

treat any award of profits or damages (including, without limitation, punitive damages) after deduction of all costs (including lawyers’ and patent agents’ fees and expenses that are not recovered from an award of legal costs), claims, demands and liabilities directly arising out of or consequent upon such enforcement activities which were reasonably and properly incurred, as Net Sales for the purposes of clause 8; and

(c)

subject to maintaining privilege or observing any confidentiality arrangements or orders, fully and effectively consult with Licensor in a timely manner before taking any material step in the legal action and take all reasonable steps to keep OUI regularly informed of the progress of the legal action, including, without limitation, any claims affecting the scope, enforceability or validity of the Licensed Technology.

6.4

If the Licensee has notified OUI in writing that it does not intend to take any action in relation to the unauthorised use, misappropriation or infringement or the Licensee has not taken any such action within [*] of the notification under clause 6.1, OUI may take such legal action at its own cost.   If OUI takes legal action under clause 6.4, OUI will:

(a)

to the extent that there is no breach or impropriety alleged against the Licensee in respect of the matter, not include, reference or name the Licensee in any such action or proceedings (including by way of adding the Licensee as a defendant);

(b)

account to Licensee in respect of any award of profits or damages (including, without limitation, punitive damages) after deduction of all costs (including lawyers’ and patent agents’ fees and expenses that are not recovered from an award of legal costs), claims, demands and liabilities directly arising out of or consequent upon such enforcement activities which were reasonably and properly incurred, which Licensee shall treat as Net Sales for the purposes of clause 8; and

(c)

subject to maintaining privilege or observing any confidentiality arrangements or orders, fully and effectively consult with Licensee in a timely manner before taking any material step in the legal action and take all reasonable steps to keep the Licensee regularly informed of the progress of the legal action,

[*] = CONFIDENTIAL TREATMENT REQUESTED

including, without limitation, any claims affecting the scope, enforceability or validity of the Licensed Technology.
7.	Confidentiality
7.1

Subject to the remaining provisions of clause 7, each party (being a receiving or disclosing party as the case may be) will keep confidential the Confidential Information of the other party and will not publish or supply the Confidential Information to any third party or use it for any purpose, except in accordance with the terms and objectives of this agreement.  Licensor shall be entitled to share Confidential Information of the Licensee with Professor [*], together with professional advisers, in each case subject to all such disclosures being subject to the terms of this clause 7 and OUI being responsible to the Licensee for any action or omission by those persons which would, if committed by OUI, be a breach of this clause 7.

7.2

The Licensee may disclose to sub-licensees of the Licensed Technology such of the Confidential Information of which it consists as is necessary for the exercise of any rights sub-licensed, provided that the Licensee shall ensure that such sub-licensees accept a continuing obligation of confidentiality in the same terms as this clause, and shall use its reasonable endeavours to procure third party enforcement rights for the benefit of OUI, before the Licensee makes any disclosure of the Confidential Information, and where third party enforcement rights for the benefit of OUI are not procured the Licensee will be responsible for any action or omission by the sub-licensee which would, if committed by the Licensee, be a breach of this clause 7. Additionally, Licensee may disclose Confidential Information to its professional advisors, financiers, investors, consultants, employees, directors, officers, potential and actual investors, acquirers and licensees subject to such persons accepting an obligation of confidentiality and the Licensee being responsible for any action or omission by such person(s) which would, if committed by the Licensee, be a breach of this clause 7.

7.3

Licensor shall keep confidential, and use reasonable endeavours to procure the University, any academic institution and individuals licensed pursuant to clause 4.1, shall keep confidential and not use the Licensed Technology other than as expressly permitted under clause 4.  The exceptions to confidentiality under clause 7.4 below shall not apply to the restrictions under this clause 7.3 in respect of the Licensed Technology.  The restrictions under this clause 7.3 in respect of the Licensed Technology shall not apply to information that is or becomes public (other than by publication after the date of this agreement by Licensor or any Academic Licensee(s)) or which Licensee approves (in writing) may be made public.  The foregoing shall not affect or release OUI from its obligations under Clause 4.2.1 or 7.1.

7.4	Clause 7.1 will not apply to any Confidential Information which:
(a)	is known to the receiving party before disclosure, and not subject to any obligation of confidentiality owed to the disclosing party; or
(b)	is or becomes publicly known without the fault of the receiving party; or
(c)

is obtained by the receiving party from a third party in circumstances where the receiving party has no reason to believe that it is subject to an obligation of confidentiality owed to the disclosing party; or

(d)

the receiving party can establish by reasonable proof was substantially and independently developed by officers or employees of the receiving party who had no knowledge of the disclosing party’s Confidential Information; or

(e)	is approved for release in writing by an authorised representative of the disclosing party.
7.5	The receiving party shall not be in breach of its obligations under clause 7.1 to the extent it makes a disclosure of the disclosing party's Confidential Information where

[*] = CONFIDENTIAL TREATMENT REQUESTED

and to the extent such disclosure is required to be made by mandatory law. In such circumstances, the receiving party shall, so far as is practicable and permitted by law,
7.6

notify the disclosing party prior to making such disclosure and co-operate with the disclosing party to assist it in seeking confidential treatment of such Confidential Information required to be disclosed.

8.	Royalties and other Payments

Signing Fee

8.1	Licensor will invoice the Licensee for the Signing Fee shortly after the Effective Date and the Licensee must settle the invoice within thirty (30) Business Days of receipt of the same.

Royalties

8.2

In respect of any Quarterly reporting period for which Net Sales and royalties are required to be reported by the Licensee pursuant to clause 10.2, the Licensee will (subject to Clauses 8.13 and 8.14) pay to OUI a royalty equal to the Royalty Rate on all those Net Sales made during that Quarterly reporting period, on a country by country basis, where during each of those Quarterly reporting periods any one or more of the following circumstances have prevailed with respect to such country during that Quarter:

8.2.1	the Application continues to be in force or subsisting in such country;
8.2.2	the Licensee has Market Exclusivity throughout the world;
8.2.3	the Licensee has Market Exclusivity throughout the Region within which the particular country exists; or
8.2.4	the Licensee has Market Exclusivity in the country;

and where those circumstances do not prevail (“Lost Exclusivity”) sales of such Licensed Product in such country for that particular Quarter under the Licence shall be deemed to have been pursuant to a fully paid up, royalty free, licence and right, and no payments under this Clause 8.2 for or in respect of such Licensed Product in such country shall be due in that Quarter.

8.3

In the event that the royalties paid to OUI under clause 8.2 do not amount to at least the Annual Maintenance Fee, the Licensee must make up the difference between the royalties paid under clause 8.2 and the Annual Maintenance Fee in each Licence Year where an Annual Maintenance Fee applies.  The Licensee will also pay to OUI a royalty equal to the Royalty Rate on any sum received from a sub-licensee paid by the sub-licensee to make up the difference between royalties paid on Net Sales and any minimum sum payable by that sub-licensee to the Licensee.

Fee Income Royalty Rate

8.4

The Licensee will pay to OUI a royalty equal to the Fee Income Royalty Rate on all up-front, milestone and other one-off payments (other than payments made solely in relation to research provided by the Licensee) received by the Licensee under or in connection with the grant of or exploitation of Licensed Technology under all sub-licences under the Licence to the extent such monies are concerned with the Licensed Technology and are not treated as Net Sales.  Royalties due under this clause will be paid once in respect of monies received and not each time the Licensed Technology is used.  The Licensee will pay each such royalty in accordance with clause 10 at the end of the Quarter in which the monies were received.

Milestones

8.5	Subject to clause 8.14, the Licensee will notify OUI as soon as possible after it or any sub-licensee achieves any Milestone, and pay to OUI the Milestone Fee in respect of

[*] = CONFIDENTIAL TREATMENT REQUESTED

each Milestone within thirty (30) Business Days of the date on which each Milestone is achieved by the Licensee or a sub-licensee.

Payment Principles

8.6

Without prejudice to any financial remedy for breach subject to the cap on liability set out in this agreement, the Signing Fee and the Milestone Fees are non-refundable and will not be considered as an advance payment on royalties payable under clause 8.3.

8.7

Should the Licensee receive any non-monetary consideration when Marketing Licensed Products, Net Sales shall, subject to clause 8.3, be calculated by reference to the fair market value of such non-monetary consideration. The Licensee must not accept non-monetary consideration exceeding [*] in any calendar year without the prior consent of Licensor not to be unreasonably withheld.

Miscellaneous Payment Provisions

8.8	The Licensee will make all payments in pounds sterling or any currency replacing pounds sterling in its entirety.
8.9

For the purposes of calculating any amount payable by the Licensee to OUI in a currency other than pounds sterling (or replacement currency), the Licensee shall apply the exchange rate quoted by the Financial Times as published in London on the first Business Day of the last month of the Quarter just closed.

8.10

Where the Licensee has to withhold tax by law, the Licensee will deduct the tax, pay it to the relevant taxing authority, and supply OUI with a Certificate of Tax Deduction at the time of payment to OUI.

8.11

In the event that full payment of any amount due from the Licensee to OUI under this agreement is not made by any of the dates stipulated, the Licensee shall be liable to pay interest on the amount unpaid at the rate of [*] over the base rate for the time being of the Bank of England. Such interest shall accrue on a daily basis from the date when payment was due until the date of actual payment of the overdue amount, whether before or after judgment, and shall be compounded quarterly.

8.12	If the Licensed Product is of a description covered by the Medicines Access Policy, the Licensee shall adhere to the requirements of the Medicines Access Policy.

Royalty Stack

8.13

If the Licensee has to pay royalties to a third party (other than an Affiliate), for the right to make, have made, use or Market a Licensed Product, under a licence of Intellectual Property Rights without which the Licensed Technology cannot lawfully be exploited, then the Licensee will be entitled to deduct from all payments due to OUI under clause 8.2 in respect of the products concerned an amount equal to [*] of the royalties actually paid to that third party, up to a maximum amount of [*] of the royalties due to OUI under clause 8.3.

Avoiding Double Royalties

8.14

The parties acknowledge that they are subject to the Original Agreement, this Agreement and the Further Licences (collectively with the Original Agreement, the “OUI Licences”).  It is intended that each OUI Licence will only cover a distinct and separate product, process and technique and that there shouldn’t be royalties due under other of the OUI Licences in respect of any of the same product, process or technique sold or deployed by Licensee (or its sublicensees). However, in the event that any product, process or technique Marketed, sold or deployed by Licensee (or any sublicensees) in a single therapeutic field triggers a payment under more than one of the OUI Licences, then royalties payable under each of the relevant Isis Licences will be reduced, on a licence by licence basis, to [*] of the sum that is payable under each of the OUI Licences, provided that the aggregate sum of royalties payable under each of the relevant OUI Licences following the reduction to [*] of the original royalty rates thereunder for such product, process or technique Marketed, sold or deployed shall, in no event, be less than [*] of the single royalty that would be payable under the one relevant OUI Licence that bears the highest royalty rate under which a

[*] = CONFIDENTIAL TREATMENT REQUESTED

royalty is payable for such product, process or technique.  Furthermore, to the extent any Licensed Product under this licence is Marketed or administered using any of the surgical techniques and/or protocols within the definition of Licensed Technology under the Original Agreement, provided that OUI does not control any patent (pending or granted) claiming such surgical techniques and/or protocols (which would be infringed by use of the same in Marketing or administering the Licensed Product) in the country of sale of the Licensed Product, no royalty shall be triggered or payable under the Original Agreement or any of the other OUI Licences for such use.

9.	Development Obligations
9.1	The Licensee shall use reasonable endeavours to develop, exploit and Market the Licensed Product in accordance with the Development Plan.
9.2

If the Licensee proposes to make a material amendment to the Development Plan, it shall as soon as practicable inform OUI giving sufficient details and provide OUI with such additional information relevant to those material amendments as OUI may reasonably request. OUI shall approve the Licensee’s material amendments to the Development Plan provided that those amendments are reasonable and reflect the efforts reasonably required of a prudent drug development company (of equivalent resource as the Licensee) having regard to, without limitation, regulatory and scientific guidance from regulatory authorities and industry leaders.  For the avoidance of doubt, upon the Licensee receiving OUI’s approval the revised development plan shall become the Development Plan and any non-material amendments shall be deemed to have amended the Development Plan without requiring OUI’s consent.

9.3	Without prejudice to Licensee’s obligations under clause 9.1 and 9.2 above, the Licensor shall, subject to clause 9.4, have the right to terminate the Licence on a country by country basis if:
9.3.1	with respect to a country within the Major Market, by the [*] the Licensed Product has not been Exploited in that country; or,
9.3.2	in respect of a country within the Secondary Market, by the [*], the Licensed Product has not been Exploited in that country in the Secondary Market.
9.4	The right of OUI to terminate the Licence in respect of a country under clause 9.3 is subject to:
9.4.1	Licensor serving a written notice on Licensee identifying the country or countries in respect of which it is seeking to exercise its rights under clause 9.3; and,
9.4.2	Licensee has not begun Exploitation in such country or countries within [*] of the notice served under clause 9.4.1.
10.	Royalty Reports and Audit
10.1

The Licensee will provide OUI with a report at least once in every [*] outlining in reasonable detail having regard to the Development Plan the activities and achievements in its development of the Licensed Technology in order to facilitate its commercial exploitation, and in the development of potential Licensed Products.

10.2

The Licensee will provide OUI with a royalty report within [*] after the close of each Quarter of the Licence Year for each Licensed Product Marketed by the Licensee and its sub-licensees in that Quarter.  Each Royalty Report will:

(a)

set out the Net Sales of each Licensed Product Marketed by the Licensee including the total gross selling price of each Licensed Product Marketed by the Licensee and the quantity or total number of units of each Licensed Product Marketed by the Licensee;

(b)	provide a calculation of the royalties due including details of all relevant currency conversions made;

[*] = CONFIDENTIAL TREATMENT REQUESTED

(c)	provide a statement showing whether or not aggregate Net Sales due exceed [*], and if so by how much until payments due in respect of Licensed Products under clause 8.8 cease to be payable;
(d)

set out details of payments received by the Licensee to which the Fee Income Royalty Rate applies and provide a calculation of the royalties due from the Licensee to be paid at the Fee Income Royalty Rate;

(e)	set out details of any deductions made to calculate the Net Sales;
(f)	set out the steps taken during the Licence Year to promote and market Licensed Products;
(g)	provide a statement showing whether or not royalties due exceed the Annual Maintenance Fee and, if so, by how much; and
(h)	set out details of any deductions made under clause 8.13 and 8.14.

The Licensee must pay OUI the royalties due in respect of the Quarter just closed at the same time as the Licensee delivers the Royalty Report.

10.3

The Licensee will also deliver to OUI a periodic report from the Licensee providing data in Licensee's possession (in outline form) to give a reasonable indication or estimate of the actual or expected market share of the Licensee and its sub-licensees and will notify OUI in the event that its market share does or is expected to breach the limits set out in the 2014 Commission Regulation 316/2014 Technology Transfer Block Exemption Regulation and Guidelines in Commission Communication 2014/c 89/03 and any successor regulation. Such report shall be deemed the Confidential Information of the Licensee.  Before the first commercial sale of a Licensed Product the Licensee shall provide this report [*].  From then onwards, the report shall be delivered [*]. This obligation is not intended to place a significant additional financial or administrative burden on the Licensee.

10.4

If a Licensed Product Marketed by the Licensee is re-Marketed by an Affiliate or an entity over which the Licensee exercises Control, the royalty on each such Licensed Product will be calculated on the highest of the prices at which it is Marketed or re-Marketed.

10.5

The Licensee must keep complete and accurate accounts of all Licensed Products manufactured, used or Marketed by the Licensee in each Licence Year for at least [*].  OUI may, through an independent certified accountant appointed by OUI (“the Auditor”), audit all such accounts on at least [*] written notice no more than [*] for the purpose of determining the accuracy of the Royalty Reports and payments.  The Auditor shall be:

10.5.1	permitted by the Licensee to enter the Licensee's principal place of business upon reasonable notice to inspect such records and accounts;
10.5.2	entitled to take copies of or extracts from such records and accounts;
10.5.3	given all other information by the Licensee as may be necessary or appropriate to enable the amount of royalties payable to be ascertained including the provision of relevant records; and
10.5.4

shall be allowed access to and permitted to conduct interviews of any sales, engineering or other staff of the Licensee in order to verify the accuracy of the records and accounts and the accuracy of any statements provided to OUI under clause 10.2.

If on any such audit a shortfall in payments of greater than [*] is discovered by the Auditor in respect of the audit period, the Licensee shall pay OUI's audit costs.

[*] = CONFIDENTIAL TREATMENT REQUESTED

11.	Duration and Termination
11.1

This agreement will take effect on the date of signature. Subject to the possibility of earlier termination under the following provisions of this clause 11, and subject to the possibility of an extension to the term by mutual agreement, this agreement shall continue in force until and expire upon the Licensee’s written election when none of the following circumstances exist for a consecutive period of 12 months:

11.1.1	the Application continues to be in force or subsisting in any country;
11.1.2	the Licensee has Market Exclusivity throughout the world;
11.1.3	the Licensee has Market Exclusivity throughout any Region; or
11.1.4	the Licensee has Market Exclusivity in any country.

Notwithstanding the foregoing, this agreement will expire in its entirety on the twentieth (20) anniversary of the Effective Date.

Upon expiry of this agreement in accordance with the foregoing, Licensee's Licence shall automatically convert to a fully paid up, royalty free, licence in perpetuity without restriction or control over its sub-licensing or assignment.

11.2

If either party commits a material breach of this agreement, and the breach is not remediable or (being remediable) is not remedied within a period allowed by notice given by the other party in writing calling on the party in breach to effect such remedy (such period being not less than sixty (60) days), the other party may terminate this agreement by written notice having immediate effect.  It is accepted that any delay in fulfilling an obligation under this agreement will be deemed capable of being remediable by fulfilment of that obligation within the relevant notice period notwithstanding the fact such obligation has been delayed or performed late.

11.3

The Licensee may terminate this agreement for any reason at any time on or after the third anniversary of the Effective Date on two (2) months’ written notice whereupon the Licensee shall bring all sub-licences to an end on the same date.  Any such termination shall not absolve the Licensee of its obligation to accrue and pay royalties and other payments under the provisions of clause 8 in respect of the period prior to termination. The Licensee’s right to give two (2) months’ written notice to terminate for any reason under this clause will arise from the first anniversary of the Effective Date where the parties acting reasonably and in good faith have agreed in writing that the Licensed Product is unlikely to be commercially or scientifically viable as a result of scientific or technical data or information becoming available from the performance of the Development Plan that was not available as at the Effective Date.

11.4	OUI may terminate this agreement:
(a)

by written notice if the Licensee has a petition presented for its winding-up (which is not set aside within ninety (90) Business Days of its filing), or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction, or has a receiver or administrative receiver appointed of all or any part of its assets (which appointment is not set aside within ninety (90) Business Days of the appointment);

(b)	on thirty (30) days' written notice if the Licensee opposes or challenges the validity of the Application before a patent office or court.
11.5	On termination or expiration of this agreement, for whatever reason, the Licensee:
(a)	other than on expiry of this Agreement, must bring all sub-licences it has granted to an end on the same date; and
(b)	shall pay to OUI all outstanding royalties and other sums properly due under this agreement up to the date of termination or expiry; and
(c)	shall provide OUI with details of the stocks of Licensed Products held at the point of termination;

[*] = CONFIDENTIAL TREATMENT REQUESTED

(d)	shall (save as permitted under clause 11.1 or elsewhere in this agreement) cease to have any licence to the Licensed Technology; and
(e)	other than on expiry of this agreement, must [*], destroy all Licensed Products in its possession unless otherwise agreed by OUI (acting reasonably).
11.6

Termination of this agreement, whether for breach of this agreement (excluding breach by Licensor) or otherwise, shall not absolve the Licensee of its obligation to accrue and pay royalties under the provisions of clause 8 for the duration of any notice period and in respect of any dealings in Licensed Products permitted by clause 10.4.

11.7

Clauses 3.5, 4.1, 6.3, 6.4, 11.1 (last paragraph), 11.5, 11.6, 11.7, 11.8, 12, 13.4, 13.6, 13.9,13.11, 13.13 and 13.14 will survive the termination or expiration of this agreement, for whatever reason, indefinitely.

11.8	Clauses 7 and 10.5 will survive the termination or expiration of this agreement, for whatever reason, for a period of six (6) years.
12.	Warranties, Representations and Liability
12.1

OUI warrants that it has full corporate power and authority to enter into this agreement. To the fullest extent permissible by law, other than as set out in this clause 12.1. OUI does not make any warranties of any kind including, without limitation, warranties with respect to:

12.1.1	the quality of the Licensed Technology;
12.1.2	the suitability of the Licensed Technology for any particular use;
12.1.3	whether use of the Licensed Technology will infringe third-party rights; or
12.1.4	whether the Application will be granted or the validity of any patent that issues in response to that Application.
12.2

Subject to clause 12.4 and 12.7, the Licensee shall indemnify OUI and the University and hold OUI and the University harmless from and against any and all claims, damages and liabilities asserted by third parties (including claims for negligence) which arise directly or indirectly from the use of the Licensed Technology or the Marketing of Licensed Products by the Licensee and/or its sub-licensees after the Effective Date, save to the extent such claim is due to the negligence of OUI or University that occurred prior to the date of this agreement.

12.3

In respect of any Indemnified Claim, OUI will use its reasonable endeavours to defend any Indemnified Claim and to mitigate its losses, claims, liabilities, costs, charges and expenses or (at OUI's option) allow the Licensee to do so on its behalf (subject to OUI and the University retaining the right to be kept informed of progress in the action and to have reasonable input into its conduct). OUI will not make any admission, compromise, settlement or discharge of any Indemnified Claim without the consent of the Licensee (which will not be unreasonably withheld or delayed)

12.4

The Licensee irrevocably undertakes to make no claim personally against any researcher, employee or student of the University in connection with this agreement or its subject matter other than for breach of confidence or wilful default but in any event shall not claim damages in any proceedings for breach of confidence or wilful default personally against any researcher, employee or student of the University, it being acknowledged that the foregoing shall not prevent the Licensee seeking damages against the University for any actions or omissions of any officer, researcher, employee or student of the University that the Licensee would be entitled to claim against the University but for this clause 12.4.

12.5

Save in respect of the Licensee’s liability arising under clause 8 and the indemnities in clauses 6.3 and 12.2, subject to 12.7, the liability of either party for any breach of this agreement, or arising in any other way out of the subject-matter of this agreement, will not extend to incidental or consequential damages or to any loss of profits.

[*] = CONFIDENTIAL TREATMENT REQUESTED

12.6

The liability of OUI to the Licensee accruing under this agreement, including without limitation liability for negligence, in any [*] period shall in no event exceed a sum calculated as [*] for the period of [*] prior to the date such liability arose.

12.7	Nothing in this agreement shall limit or exclude any liability for fraud or fraudulent misrepresentation.
13.	General
13.1

Registration – The Licensee may [*] register its interest in the Licensed Technology with any relevant authorities in the Territory.  The Licensee must not, however, register an entire unredacted copy of this agreement in any part of the Territory or disclose its financial terms without the prior written consent of OUI, unless the requirements of a particular jurisdiction require a full unredacted copy to be lodged (in which case the Licensee shall endeavour to provide no less than [*] advance notice of such recordal to OUI).

13.2

Advertising – Neither party may use the name of the other, and Licensee shall not use the name of the University or the Inventors in any advertising, promotional or sales literature, without the other's prior written approval.  The foregoing shall not prevent a party from identifying factual matters such as the provenance of the Licensed Technology, the Inventors or the positions held by the Inventors.

13.3

Packaging – The Licensee will, if reasonable to do so without additional administrative or financial burden, ensure that the Licensed Products and any packaging associated with them are marked suitably with any relevant patent or patent application numbers in compliance with the laws of each of the countries in which the Licensed Products are sold or supplied and in which they are covered by the claims of any patent or patent application, to the intent that OUI shall not suffer any loss or any loss of damages in an infringement action.

13.4

Thesis – Without prejudice to the provisions of clause 4, this agreement shall not prevent or hinder registered students of the University from submitting for degrees of the University theses based on the Licensed Technology; or from following the University’s procedures for examinations and for admission to postgraduate degree status.

13.5

Taxes - Where the Licensee has to make a payment to OUI under this agreement which attracts value-added, sales, use, excise or other similar taxes or duties (excluding any withholding, Licensor income or Licensor capital gains taxes), the Licensee will be responsible for paying those taxes and duties.

13.6

Notices - All notices to be sent to the parties under this agreement must indicate the OUI Project № [*] and should be sent, by post and (assuming the fax number is operational to receive faxes at the time notice is sent) fax unless agreed otherwise in writing, until further notice to:

For Licensor to:

Chief Executive Officer, Oxford University Innovation Ltd, Buxton Court, 3 West Way, Botley, Oxford OX2 0SZ

For Licensee to:

Gregory Robinson, NightstaRx Limited, Gibbs Building, 215 Euston Road, London, NW1 2BE, Fax: +44 (0)20 7611 2032

13.7

Force Majeure - If performance by either party of any of its obligations under this agreement is prevented by circumstances beyond its reasonable control, that party will, subject to having provided the other party with written notice either in advance or where not possible within [*] of the affected party becoming aware of the force majeure event, be excused from performance of that obligation for the duration of the relevant event.

13.8

Assignment – Neither party may assign any of its rights or obligations under this agreement in whole or in part, except to an Affiliate and only for so long as it remains an Affiliate, without the prior written consent of the other party.  If OUI assigns its

[*] = CONFIDENTIAL TREATMENT REQUESTED

rights in any of the Licensed Technology to any person it shall do so expressly subject to the Licensee's rights under this agreement and any additional agreements between the parties relating to the Licensed Technology.

13.9

Severability - If any of the provisions of this agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will not in any way be affected or impaired.  The parties will, however, negotiate to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

13.10	No Partnership etc - Nothing in this agreement creates, implies or evidences any partnership or joint venture between OUI and the Licensee or the relationship between them of principal and agent.
13.11

Entire Agreement - This agreement constitutes the entire agreement between the parties in relation to the Licence and the Licensee has not relied on any other statements or representations in agreeing to enter this contract.  Specifically, but without limitation, this agreement does not impose or imply any obligation on OUI or the University to conduct development work.  Any arrangements for such work must be the subject of a separate agreement between the University and the Licensee.

13.12

Variation – Any variation of this agreement must be in writing and signed by authorised signatories for both parties.  For the avoidance of doubt, the parties to this agreement may rescind, terminate or vary this agreement without consent of any party that has the benefit of clause 13.13, provided that the parties may not vary or waive the rights of the Wellcome Trust, the Chairman of the Wellcome Trust or the Appointed Expert under clause 2.6.3 without their prior written consent.

13.13

Rights of Third Parties – The parties to this Agreement intend that by virtue of the Contracts (Rights of Third Parties) Act 1999, (i) the University and the people referred to in clause 12.6 and clause 13.12 will, subject to the obligations on OUI, be able to enforce the terms of this agreement intended by the parties to be for their benefit as if the University and such persons were party to this agreement; and (ii) the Wellcome Trust, the Chairman of the Wellcome Trust and the Appointed Expert may enforce the provisions of Clause 2.6.3.

13.14

Governing Law - This agreement is governed by English Law, and the parties submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of or in connection with this agreement.

[*] = CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1 - DEFINITIONS

Academic and Research Purposes means research, teaching or other scholarly use, in each case which is undertaken for the purposes of education and research.

Affiliate means any company or legal entity in any country Controlling or Controlled by the Licensee.

Annual Maintenance Fee means the minimum sum or sums set out in 8.3.

Application means:

(a)	the patent application set out in Schedule 2;
(b)	any patents granted or issued in response to that application;
(c)	any patents and applications which may be granted based on and/or deriving priority (in whole or part) from that application; and
(d)

any addition, continuation, continuation-in-part, division, reissue, renewal, extension or supplementary protection certificate based on or derived from that application or any patents in (b) or (c) above.

Business Day means a day, other than a Saturday or Sunday, on which clearing banks are permitted to open in London, England.

Commercialisation means in respect of a country (i) making the Licensed Product available for use or sale in such country, or (ii) a material proportion of patients ordinarily resident in that country and requiring treatment with the Licensed Product receive treatment using the Licensed Product outside of that country, for example through medical tourism, irrespective of whether the Licensed Product is made available for sale or use in that country.

Confidential Information means in relation to each party any materials, ideas, inventions, concepts, data, trade secrets, customer lists, market intelligence, regulatory strategies, clinical data, non-clinical data, research or other information disclosed by or on behalf of that party to the other, including, without limitation:

(a)	the Licensed Technology, to the extent that it is not disclosed by the Application when published;
(b)	the Development Plan;
(c)	financial reports including royalty reports;
(d)	results from the development of the Licensed Technology; and
(e)	this agreement.

Control means:

(a)	ownership of more than fifty percent (50%) of the voting share capital of the relevant entity; or
(b)	the ability to direct the casting of more than fifty percent (50%) of the votes exercisable at a general meeting of the relevant entity on all, or substantially all, matters.

Clinical Patient Care means diagnosing, treating and/or managing the health of persons under the care of an individual having the right to use the Licensed Technology in the event that such Licensed Technology is capable of application in a healthcare setting without further development.

Development Plan means the plan set out in Schedule 3, and updated from time to time in accordance with clause 9.2.

Documents means the documents and clinical data sets identified in Schedule 2.

[*] = CONFIDENTIAL TREATMENT REQUESTED

Exclusive Licensed Know-how means the documents, materials, and specified know-how (information associated with the documents, protocols, and materials) set out in Schedule 2.

Exploited means development and exploitation activities with respect to Licensed Product including, without limitation, initiating or conducting any clinical trials or further clinical trials, obtaining or applying for Regulatory Approvals in any country, negotiating with the relevant reimbursement body, any act of Commercialisation, licensing, promotion, marketing, distribution and sales of the Licensed Product and “Exploited”, “Exploiting” and “Exploitation” shall be construed accordingly.  For clarity (i) if a further clinical trial is being undertaken or is pending anywhere in the world with a view to providing data that will enable applications for Regulatory Approvals to be made in any country within the Major Markets or Secondary Markets or (ii) applications for Regulatory Approvals have been made within the Major Markets, in either case in the timeline set forth in the Development Plan, Licensee shall be considered to be Exploiting and fulfilling its development and exploitation obligations.

Fee Income Royalty Rate means the fee income royalty rate set out in Schedule 2.

Field means gene therapy for the treatment of ABCA4 gene therapy for Stargardts disease.

Financial Year means the 12-month period commencing on the first date of the Licensee's corporate financial accounting period.

Improvement means any development of the Licensed Technology which would, if commercially practised, infringe and/or be covered by a claim subsisting or being prosecuted in the Application.

Indemnified Claim means any claim under which OUI and the University are entitled to be indemnified under clause 12.3.

Intellectual Property Rights means all rights in patents (including without limitation any addition, continuation, continuation-in-part, division, reissue, renewal, extension or supplementary protection certificate), inventions, know-how, trade secrets, copyrights, database rights, rights in designs, and all or any other intellectual or industrial property rights, whether or not registered or capable of registration and including all applications and rights to apply for the same in each case for their full and any extended term throughout the world.

Inventor means Professor Robert MacLaren and Michelle McClements.

Inventor Improvements means any Improvements made prior to the third anniversary of the date of this agreement solely by the Inventor within the Field, and the Intellectual Property Rights pertaining to them, of which OUI has been made aware and is legally able to license.

Key Territories means the USA, UK, Germany, France, Spain and Italy.

Licence means the licence granted by OUI to the Licensee under clause 2.1.

Licensed Know-how means (i) the Exclusive Licensed Know-how; and (ii) all other confidential information, including know-how and trade secrets, relating to the Application and the Project that has been communicated to the Licensee by OUI in writing before the Effective Date or is communicated to the Licensee by OUI in writing under this agreement within [*] after the Effective Date in each case which is in the records or knowledge of OUI or the University.

Licensed Product means any product, product manufactured process or composition or service which is entirely or partially produced by means of or with the use of, or within the scope of, the Licensed Technology, or any of it.

Licensed Technology means the Application, the Licensed Know-How and Inventor Improvements.

Licensee’s Improvements means any Improvements made from time to time prior to the [*] of the Effective Date by the Licensee, its employees, consultants or agents, or any of

[*] = CONFIDENTIAL TREATMENT REQUESTED

them and the Intellectual Property Rights pertaining to them which the licensee is legally able to license.

Licence Year means each twelve (12) month period (or part thereof) beginning on the Effective Date and thereafter renewing on 1st January of each subsequent year during this agreement.

Major Markets means the United States of America and the European Union (as it exists as of the Effective Date).

Market means, in relation to a Licensed Product, offering to sell, lease, licence or otherwise commercially exploit the Licensed Product or the sale, lease, licence or other commercial exploitation of the Licensed Product.

Material Transfer Agreement means the material transfer agreement R49565 to be entered into between the Licensee and the University relating to the transfer of the samples of the Project materials which are owned by the University

Market Exclusivity in respect of the applicable time period after the first commercial sale of the Licensed Product means the achievement or retention of a certain proportion of the Relevant Market during that time period as determined by reference to the Measurement Procedure which proportion is:

(i)	not less than [*] of reported procedures in the Relevant Market (“ME1 Figure”); or
(ii)	provided always that if for any time period the Measurement Procedure is for any reason unavailable, then for the relevant time period the ME1 Figure shall be set to [*] for that time period.

For example, if the Measurement Procedure identifies [*] procedures using Licensed Product in the United Kingdom for a given Quarter and the Licensee has sold [*] procedures using Licensed Product in the United Kingdom in the same Quarter then the Licensee has provided [*] of the procedures in the United Kingdom that Quarter.

Measurement Procedure means for any time period a detailed review and analysis of data published by IMS Health Inc. or any successor of IMS Health Inc. [*] for the Relevant Market for that time period. If necessary or reliable data is not available from IMS Health Inc. or its successors then another reputable data aggregator service may be relied upon.

Medicines Access Policy means the policy of the University existing as of the Effective Date to promote access to pharmaceutical and other products and services, the version of which is available at www.admin.ox.ac.uk/researchsupport/integrity/access.

Milestone and Milestone Fee means the milestones, and the amounts payable on achievement of each of the milestones, set out in Schedule 2.

Net Sales means the gross selling price received of the Licensed Product in the form in which it is Marketed by the Licensee or any sub-licensee, less:

(a)	trade, quantity or cash discounts actually given; and
(b)	insurance, freight, postage, shipping and packaging expenses actually paid; and
(c)	rebates, refunds, allowances, chargebacks, administrative fees given or paid in the normal course of trade; and,
(d)	retroactive price reductions, credits or allowances given or paid in the normal course of trade;
(e)	customs duties, sales taxes, excise taxes, import/export duties, value-added taxes or other taxes imposed upon and payable with respect to such sales (excluding taxes on income).

Non-Commercial Use means use of the Licensed Technology for Academic and Research Purposes and includes; the right for the University to license the Licensed Technology to any of its collaborators in connection with and solely for the purposes of University’s Academic

[*] = CONFIDENTIAL TREATMENT REQUESTED

and Research Purposes; but it does not include the right to grant any licence to commercially exploit the Licensed Technology.  Neither the receipt of reimbursements for the costs of preparation and shipping of samples of materials provided to third parties as a professional courtesy, in response to publication requests or otherwise, in accordance with academic custom nor the receipt of funding for research shall constitute sale of products or performance of service for a fee. This includes the right for the University to use the Licensed Technology as enabling technology in other research projects (including Clinical Patient Care which is not for the commercial benefit of third parties).

Project means the project referred to in Schedule 4.

Quarter or Quarterly means any period of three calendar months (or part thereof) during a Licence Year ending on 31 March, 30 June, 30 September or 31 December.

Region or Regional means one of the six continents of the world (as defined by the United Nations from time to time) within which the country is classified.

Relevant Market means therapy by means of supply of product or service for treatment of Stargardts Disease using the Same Method of Action.

Regulatory Approval means all marketing authorisations and approvals to be issued by applicable regulatory authorities in relevant territories as are required for the commercial manufacture, sale and marketing of medicinal products (and as applicable any devices) together with all pricing and reimbursement approvals as may be required by any authorities or purchasers.

Royalty Rate means the royalty rate or rates set out in Schedule 2.

Royalty Report means the report to be prepared by the Licensee under clause 10.2.

Secondary Markets means the following countries namely Japan, Brazil, India, China, Russia and the following regions namely Africa and Oceania.

Same Method of Action means methods that deliver the same or similar biological mechanism to that of the biological and medicinal products comprised within the Licensed Product, including without limitation gene therapy, biological medicinal products and other medicinal products.

Signing Fee means the signing fee set out in Schedule 2.

Territory means worldwide.

[*] means any entity which develops, sells or manufactures [*].

University means the Chancellor, Masters and Scholars of the University of Oxford whose administrative offices are at the University Offices, Wellington Square, Oxford OX1 2JD.

University Personnel means the University's employees, professors, academics (including visiting academics) and students.

[*] = CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 2

Application: Adeno-Associated Viral Vector System

PCT National Phase filing deadline:June 14, 2017

PCT number: PCT/GB2017/051741

Inventors Named In The Application: [*], [*]

Documents:

Tier 1: documents to be provided at time of execution

Tier 2: documents to be provided within four months of execution

	Exclusive/Non-Exclusive	Category
• Relevant manuscripts/abstracts	Exclusive (until published)	Tier 1
• Application	Exclusive	Tier 1
• Details of any data presented at conferences, workshops, symposia (oral, poster or other presentation)	Non-Exclusive	Tier 1
• Data summaries directly relating to Stargardt gene therapy	Exclusive	Tier 1
• Additional unpublished data o Functional (bis-retinoid accumulation) o Toxicity study	Exclusive	Tier 1
• Protocols	Non-Exclusive (unless specific to Stargardt gene therapy)	Tier 1
• Complete ABCA4 gene sequence (by DNA sequencing)	Exclusive	Tier 1
• Upstream ABCA4 gene sequence (by DNA sequencing)	Exclusive	Tier 1
• Downstream ABCA4 gene sequence (by DNA sequencing)	Exclusive	Tier 1
• Descriptions, DNA sequence and plasmid maps or diagrams for plasmids used in the production of AAV vectors ([*]) and details of E. coli host strains used for plasmid production	Non-Exclusive	Tier 1
• Development history of all plasmids describing design, construction and analysis of structure and function	Exclusive	Tier 1
• Raw data, lab books and technical/research reports o Review of results showing lack of truncated products from upstream and downstream vectors	Exclusive	Tier 2
• Source history of all plasmids confirming origin of all components, including copies of Material Transfer Agreements and Permissions to use and sub-licence all components	Exclusive	Tier 2
• Development history of all AAV viruses describing design, construction and analysis of structure and function	Non-Exclusive	Tier 2
• Source history of all AAV viruses	Non-Exclusive	Tier 2
• GMMO risk assessment form and MSDS forms for vectors and plasmids	Non-Exclusive	Tier 2
• Standard operating procedures and batch manufacturing records or documentation for plasmid and AAV production and analysis	Non-Exclusive (unless specific to Stargardt gene therapy)	Tier 2
• Analytical method development, protocols, qualification and testing data	Non-Exclusive (unless specific to Stargardt gene therapy)	Tier 2
• Details of reagents used for analytical testing, preparation details of reagents that are not available commercially	Non-Exclusive (unless specific to Stargardt gene therapy)	Tier 2

[*] = CONFIDENTIAL TREATMENT REQUESTED

Commercial terms:

Item	Amount
Signing of definitive agreement (Signing Fee)	£100,000
[*]	[*]
[*]	[*]
Clinical Trial Milestones:
[*]	[*]
[*]	[*]
Marketing Approval Milestones:
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
Revenue Milestones:
A) [*]	[*]
B) [*]	[*]
C) [*]	[*]
*For avoidance of doubt, each of A, B, and C above will only be paid once, but any of A, B, and C can be paid in the same year if multiple milestones are met in a single year.
Royalty on Net Sales Fee Income Royalty Rate	[*] [*]
Annual maintenance fee
2018	[*]
2019 and 2020	[*]
Each of 2021-2024	[*]
2025 onwards	[*]

[*] = CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3 DEVELOPMENT PLAN

Stargardts disease gene therapy development overview [*]

[*] = CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 4 – THE PROJECT

The research and development projects into gene therapy for the treatment of ABCA4 gene therapy for Stargardts disease is supervised by Professor Robert MacLaren

OUI Project Number: [*]

OUI Project Title: ABCA4 gene therapy for Stargardts disease

AS WITNESS this agreement has been signed by the duly authorised representatives of the parties.

SIGNED for and on behalf of		SIGNED for and on behalf of
OUI INNOVATION LIMITED:		NIGHTSTARX Limited:

Name:	DR ADAM STOTEN	Name:	David Fellows

Position:	CHIEF OPERATING OFFICER	Position:	CEO
OXFORD UNIVERSITY INNOVATION LTD

Signature:	/s/ Adam Stoten	Signature:	/s/ David Fellows

Date:	12 OCT 2017	Date:	12 OCT 2017